Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS

Highlights

•	Net sales growth of 2% for Q1 2019, with 1% growth in base business sales

•	Gross margin growth of 90 basis points and operating income growth of 14%

•	Q1 2019 diluted EPS increase of 7% to $0.80 or an increase of 11% to $0.59, excluding tax benefits

•	Updates 2019 earnings guidance range to $6.09 - $6.39 per diluted share from previous $6.05 - $6.35 range
______________________

COVINGTON, LA. (April 18, 2019) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the first quarter of 2019.
“I am pleased to report a solid first quarter of 2019 despite wetter and cooler conditions throughout most of the quarter in some of our major markets. Our team’s strong execution, coupled with modest top line growth, delivered favorable results in the quarter,” said Peter D. Arvan, President and CEO.
Net sales increased 2% to a record $597.5 million in the first quarter of 2019 compared to $585.9 million in the first quarter of 2018, while base business sales grew 1%. Cooler and wetter weather, particularly in the western US, combined with a later Easter holiday impacted first quarter sales. Pool openings and normal spring early buys from customers in seasonal markets are influenced by the timing of the Easter holiday. In addition, sales were negatively impacted approximately 2% by the loss of a selling day compared to the first quarter of 2018 and 1% from unfavorable currency exchange rates.
Gross profit increased 5% to a record $174.6 million in the first quarter of 2019 from $166.1 million in the same period of 2018. Base business gross profit improved 4% over the first quarter of 2018, including a negative currency exchange impact of 1%. Gross margin increased 90 basis points to 29.2% in the first quarter of 2019 compared to 28.3% in the first quarter of 2018, reflecting benefits from our strategic inventory purchases in 2018 and lower customer early buys.
Selling and administrative expenses (operating expenses) increased 3% to $136.2 million in the first quarter of 2019 compared to the first quarter of 2018. Base business operating expenses were up 1% over the comparable 2018 period including a 1% currency benefit. As a percentage of net sales, base business operating expenses increased to 22.6% in the first quarter of 2019 compared to 22.5% in the first quarter of 2018.
Operating income for the first quarter of 2019 increased to a record $38.4 million, up 14% compared to the same period in 2018. Operating margin was 6.4% in the first quarter of 2019 and 5.7% in the same period in 2018, while base business operating margin improved 90 basis points from the prior year to 6.7% in the first quarter of 2019.
We recorded an $8.8 million tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended March 31, 2019 compared to a tax benefit of $9.0 million realized in the same period of 2018.
Net income was $32.6 million in the first quarter of 2019 compared to $31.3 million in the first quarter of 2018. Earnings per share increased 7% to a record $0.80 per diluted share in the three months ended March 31, 2019 compared to $0.75 per diluted share in the same period of 2018. The benefit from ASU 2016-09 increased diluted earnings per share by $0.21 and $0.22 in the first quarters of 2019 and 2018, respectively. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 11% to $0.59 in the first quarter of 2019 compared to $0.53 in the first quarter of 2018.

On the balance sheet at March 31, 2019, total net receivables, including pledged receivables, remained flat, while inventory levels grew 16% compared to March 31, 2018. The growth in inventory reflects strategic inventory purchases made in the second half of 2018 in advance of greater than normal vendor price increases, inventory from acquired businesses of $18.8 million and normal business growth as well as the slower start to the season. Total debt outstanding was $699.0 million at March 31, 2019, a $130.9 million increase from total debt at March 31, 2018.
Cash provided by operations was $28.8 million in the first three months of 2019 compared to $44.1 million used in operations in the first three months of 2018, an improvement of $72.9 million. The increase in cash provided by operations primarily relates to payments for pre-price increase inventory purchases in 2018 ahead of the 2019 season. Adjusted EBITDA (as defined in the addendum to this release) was $48.6 million and $43.4 million in the first quarters of 2019 and 2018, respectively. Interest expense increased compared to last year primarily due to higher debt levels and higher interest rates.
“As a result of the additional tax benefits realized from ASU 2016-09 in the first quarter, we are updating our earnings guidance to a range of $6.09 to $6.39 from $6.05 to $6.35 per diluted share. Other than the additional $0.04 per diluted share tax benefit, our earnings expectation for 2019 remains unchanged. Looking forward to the second quarter, we’re excited about the many opportunities to continue to provide exceptional service to our customers as we head into the heart of the swimming pool season,” said Arvan.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of March 31, 2019, POOLCORP operates 369 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$597,456	$585,900
Cost of sales	422,825	419,827
Gross profit	174,631	166,073
Percent	29.2%	28.3%

Selling and administrative expenses	136,245	132,532
Operating income	38,386	33,541
Percent	6.4%	5.7%

Interest and other non-operating expenses, net	6,616	3,527
Income before income taxes and equity earnings	31,770	30,014
Income tax benefit	(802)	(1,279)
Equity earnings in unconsolidated investments, net	65	46
Net income	$32,637	$31,339

Earnings per share:
Basic	$0.83	$0.78
Diluted	$0.80	$0.75
Weighted average shares outstanding:
Basic	39,479	40,370
Diluted	40,696	41,862

Cash dividends declared per common share	$0.45	$0.37

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2019	2018	$	%

Assets
Current assets:
Cash and cash equivalents	$28,581	$8,803	$19,778	225%
Receivables, net (1)	72,352	75,889	(3,537)	(5)
Receivables pledged under receivables facility	240,775	238,707	2,068	1
Product inventories, net (2)	815,742	703,793	111,949	16
Prepaid expenses and other current assets (5)	16,116	23,714	(7,598)	(32)
Total current assets	1,173,566	1,050,906	122,660	12

Property and equipment, net	107,690	109,310	(1,620)	(1)
Goodwill	188,478	189,759	(1,281)	(1)
Other intangible assets, net	11,744	12,926	(1,182)	(9)
Equity interest investments	1,200	1,150	50	4
Operating lease assets (3),(4),(5)	177,293	—	177,293	100
Other assets	18,379	15,615	2,764	18
Total assets	$1,678,350	$1,379,666	$298,684	22%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable (4)	$472,487	$467,795	$4,692	1%
Accrued expenses and other current liabilities	47,658	45,504	2,154	5
Short-term borrowings and current portion of long-term debt	21,734	20,786	948	5
Current operating lease liabilities (3)	55,744	—	55,744	100
Total current liabilities	597,623	534,085	63,538	12

Deferred income taxes	29,368	24,947	4,421	18
Long-term debt, net	677,243	547,324	129,919	24
Other long-term liabilities	26,469	23,525	2,944	13
Non-current operating lease liabilities (3)	122,770	—	122,770	100
Total liabilities	1,453,473	1,129,881	323,592	29
Total stockholders’ equity	224,877	249,785	(24,908)	(10)
Total liabilities and stockholders’ equity	$1,678,350	$1,379,666	$298,684	22%

(1)	The allowance for doubtful accounts was $5.6 million at March 31, 2019 and $4.0 million at March 31, 2018.

(2)	The inventory reserve was $8.5 million at March 31, 2019 and $7.4 million at March 31, 2018.

(3)
We adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019. Upon adoption, we recorded operating lease assets and operating lease liabilities based on the present value of future lease obligations. We applied the practical expedient available in this guidance, which does not require the restatement of prior year balances.

(4)	Due to ASU 2016-02, our straight-line rent liability of $5.1 million, reported in Accounts payable under previous accounting guidance, offsets our Operating lease assets as of March 31, 2019.

(5)
As of March 31, 2019, we presented pre-paid rent of $4.7 million in Operating lease assets as required under the new guidance (presented in Prepaid expenses and other current assets as of March 31, 2018).

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2019	2018	Change
Operating activities
Net income	$32,637	$31,339	$1,298
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	6,649	6,299	350
Amortization	375	470	(95)
Share-based compensation	3,259	3,321	(62)
Equity earnings in unconsolidated investments, net	(65)	(46)	(19)
Other	512	681	(169)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(103,122)	(117,377)	14,255
Product inventories	(128,206)	(168,518)	40,312
Prepaid expenses and other assets	(1,427)	(3,843)	2,416
Accounts payable	230,030	222,285	7,745
Accrued expenses and other current liabilities	(11,838)	(18,760)	6,922
Net cash provided by (used in) operating activities	28,804	(44,149)	72,953

Investing activities
Acquisition of businesses, net of cash acquired	(9,370)	(578)	(8,792)
Purchases of property and equipment, net of sale proceeds	(6,739)	(14,639)	7,900
Net cash used in investing activities	(16,109)	(15,217)	(892)

Financing activities
Proceeds from revolving line of credit	206,190	148,335	57,855
Payments on revolving line of credit	(253,249)	(170,012)	(83,237)
Proceeds from asset-backed financing	80,100	80,000	100
Payments on asset-backed financing	(13,500)	(20,000)	6,500
Proceeds from short-term borrowings and current portion of long-term debt	13,713	10,798	2,915
Payments on short-term borrowings and current portion of long-term debt	(1,148)	(848)	(300)
Payments of deferred financing costs	—	(8)	8
Payments of deferred and contingent acquisition consideration	(311)	(265)	(46)
Proceeds from stock issued under share-based compensation plans	7,071	7,808	(737)
Payments of cash dividends	(17,819)	(15,011)	(2,808)
Purchases of treasury stock	(23,097)	(2,592)	(20,505)
Net cash (used in) provided by financing activities	(2,050)	38,205	(40,255)
Effect of exchange rate changes on cash and cash equivalents	1,578	24	1,554
Change in cash and cash equivalents	12,223	(21,137)	33,360
Cash and cash equivalents at beginning of period	16,358	29,940	(13,582)
Cash and cash equivalents at end of period	$28,581	$8,803	$19,778

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2019	2018	2019	2018	2019	2018
Net sales	$587,320	$582,822	$10,136	$3,078	$597,456	$585,900

Gross profit	171,706	165,334	2,925	739	174,631	166,073
Gross margin	29.2%	28.4%	28.9%	24.0%	29.2%	28.3%

Operating expenses	132,548	131,250	3,697	1,282	136,245	132,532
Expenses as a % of net sales	22.6%	22.5%	36.5%	41.7%	22.8%	22.6%

Operating income (loss)	39,158	34,084	(772)	(543)	38,386	33,541
Operating margin	6.7%	5.8%	(7.6)%	(17.6)%	6.4%	5.7%
We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
W.W. Adcock, Inc. (1)	January 2019	4	January - March 2019
Turf & Garden, Inc. (1)	November 2018	4	January - March 2019
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - March 2019 and January - March 2018
Chem Quip, Inc. (1)	December 2017	5	January - March 2019 and January - March 2018
Intermark	December 2017	1	January - February 2019 and January - February 2018

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first three months of 2019.

December 31, 2018	364
Acquired locations	4
New locations	2
Consolidated location	(1)
March 31, 2019	369

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(in thousands)	March 31,
	2019	2018
Net income	$32,637	$31,339
Add:
Interest and other non-operating expenses (1)	6,616	3,527
Income tax benefit	(802)	(1,279)
Share-based compensation	3,259	3,321
Equity earnings in unconsolidated investments	(65)	(46)
Depreciation	6,649	6,299
Amortization (2)	267	276
Adjusted EBITDA	$48,561	$43,437

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $108 and $194 for the three months ended March 31, 2019 and March 31, 2018, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(in thousands)	March 31,
	2019	2018
Adjusted EBITDA	$48,561	$43,437
Add:
Interest and other non-operating expenses, net of interest income	(6,508)	(3,333)
Income tax benefit	802	1,279
Other	512	681
Change in operating assets and liabilities	(14,563)	(86,213)
Net cash provided by (used in) operating activities	$28,804	$(44,149)